Exhibit 99.1

Travel + Leisure Co. Appoints Erik Hoag as New Chief Financial Officer
Amid Strategic Growth and Brand Portfolio Expansion

ORLANDO, Fla. (May 1, 2025) – Travel + Leisure Co. (NYSE:TNL), a leading leisure travel company, today announced the appointment of Erik Hoag to Chief Financial Officer (CFO). Mr. Hoag joins the company’s Executive Committee at a pivotal time of strategic growth and multi-brand expansion, replacing outgoing CFO Mike Hug, who is retiring after 26 years.

As the new CFO, Hoag will be responsible for leading the company’s global finance organization including accounting and controls, financial planning and analysis, treasury, tax, investor relations, consumer finance, and all operational finance activities. With more than 25 years of financial leadership expertise, Hoag has an exceptional record of scaling businesses and building long-term value creation through strategic financial planning, capital allocation, and mergers and acquisitions.

"Erik brings a unique blend of financial acumen, operational discipline, and strategic insight that will be instrumental as we continue to expand our portfolio and enter new markets," said Michael D. Brown, president and CEO of Travel + Leisure Co. "We are thrilled to welcome him to our leadership team during this exciting period of growth."

Prior to joining Travel + Leisure Co., Hoag served as Chief Financial Officer and Chief Integration Officer of FIS, a leading global provider of technology solutions for banks, corporates and capital market firms. During his nearly two-decade tenure, he played a pivotal role in several significant milestones, including dozens of acquisitions, the sale of the merchant acquiring business of FIS to private equity firm GTCR in 2023, and most recently, a $12 billion business acquisition from Global Payments. Hoag was also member of the Board of Directors of private equity-owned Capco until their sale to Wipro in 2021. He has also held leadership positions in finance at Bank of America, Truist, and HSBC.

"I’m excited to join Travel + Leisure Co. at such a dynamic moment in its evolution,” said Hoag. “The company’s vision, momentum, and expanding brand portfolio present an incredible opportunity, and I look forward to partnering with the team to drive continued success.”

Since the acquisition of the Travel + Leisure brand in 2021, Travel + Leisure Co. has continued to execute its vision to expand its brand portfolio across the vacation ownership industry and into the broader travel landscape. In addition to operating its existing Club Wyndham, WorldMark by Wyndham, and Margaritaville Vacation Club brands, the company acquired notable brands including Accor Vacation Club (2024) and Sports Illustrated Resorts (2023). The company’s multi-brand strategy positions it for continued market leadership and innovation.

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About Travel + Leisure Co.
Travel + Leisure Co. (NYSE:TNL) is a leading leisure travel company, providing more than six million vacations to travelers around the world every year. The company operates a portfolio of vacation ownership, travel club, and lifestyle travel brands designed to meet the needs of the modern leisure traveler, whether they’re traversing the globe or staying a little closer to home. With hospitality and responsible tourism at its heart, the company’s nearly 19,000 dedicated associates around the globe help the company achieve its mission to put the world on vacation. Learn more at travelandleisureco.com.

Media Contact:
Miguel Piedra
SVP, Communications
Media@travelandleisure.com

Melissa Landy
Public Relations
(407) 626-3830
Media@travelandleisure.com